SCHEDULE 14C INFORMATION

           Information Statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934 (Amendment No. )


Check the appropriate box:

           x      Preliminary information statements

              Definitive information statements

Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))


                                Datametrics Corporation
                    (Name of Registrant as Specified in Its Charter)


Delaware                    95-3545701
(State or other jurisdiction of incorporation organization)    (I.R.S.Employer
                                                            Identification No.)


                  1717 Diplomacy Row, Orlando, Florida 32809
                    (Address of Principal Executive Offices)

                                   407-251-4577
                            (Issuer's telephone number)

Payment of Filing Fee (Check the appropriate box):

            x     No fee required.

         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)Title of each class of securities to which transaction applies:



(2)Aggregate number of securities to which transaction applies:



     (3)Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



(4)Proposed maximum aggregate value of transaction:




1



(5)Total fee paid:



         |_|  Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1


(1)Amount Previously Paid:



(2)Form, Schedule or Registration Statement No.:



(3)Filing Party:



(4)Date filed:




INFORMATION STATEMENT OF DATAMETRICS CORPORATION

1717 Diplomacy Row, Orlando, Florida 32809




I.NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

     This Information Statement is being furnished on behalf of the board of directors of DataMetrics Corporation, a Delaware corporation with principal offices at 1717 Diplomacy Row, Orlando, Florida 32809 (the "Company"). The Company's telephone number is 407-251-4577.

     This Information Statement is being provided to inform all nonconsenting stockholders of the corporate actions that were approved by the holders of a majority of the Company's capital stock, as of the close of business on October 15, 2001. Holders of 53% of the Company's 34,572,227 then outstanding shares of common stock, par value $.01 ("Common Stock"), gave written consent to several corporate actions. This written consent was obtained pursuant to Section 141, pertaining to action without a meeting, of the Delaware General Corporation Law, as amended.

     In order to eliminate the costs and management time involved in holding a special meeting and in order to effect an amendment to the Certificate of Incorporation (the "Amendment") as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in the interest of the voting capital stock of the Company. Accordingly, the stockholders will not be asked to take action on the Amendment at any future meeting. No dissenters' or appraisal rights under Delaware Law are afforded to the Company's stockholders as a result of the approval of the Amendment.

     This Information Statement is being provided pursuant to Rule 14C under the Securities Exchange Act of 1934, as amended requiring notice to be sent to the stockholders of the Company.

     The actions taken by means of the written consent consisted of the following:


     1.The stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, $.01 par value, from 40,000,000 to 800,000,000 and to increase the number of authorized shares of the Company's Preferred Stock, $.01 par value, from 5,000,000 to 40,000,000.

     2.The Stockholders approved an amendment to the Company's Certificate of Incorporation to effect a stock combination through a reverse stock split pursuant to which every twenty (20) shares of outstanding Common Stock would be reclassified into one (1) share of Common Stock.

     For more information on the actions approved by the stockholders, see "Actions Taken Pursuant to the Written Consent" below. These actions were approved by holders of a majority of the Common Stock outstanding on October 15, 2001 and their written consent shall be effective 20 days after proper notice of these actions has been delivered to all nonconsenting stockholders.

     The Company is sending this Information Statement to all stockholders of record as of October 15, 2001 ("Record Shareholders") and we will begin mailing these materials on or about March 20, 2002. The effective date for these corporate actions will be December 12, 2001, when the Company received written consents from a majority of the outstanding shares of Common Stock.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


II.ACTIONS TAKEN PURSUANT TO THE WRITTEN CONSENT


     1.Increase in Authorized Capital Stock. Stockholders of record as of the close of business on October 15, 2001 owning a majority of the Company's Common Stock approved, adopted and ratified the Amendment to the Certificate of Incorporation as set forth and described below. Of the 34,572,227 shares issued and outstanding on that date, stockholders owning 18,377,225 shares, or 53% of the outstanding Common Stock, voted to approve the Amendment to the Certificate of Incorporation. This approval was effective December 12, 2001 upon the receipt of consents from stockholders owning a majority of the outstanding Common Stock. The Amendment to the Certificate of Incorporation to increase the authorized capital stock is described as follows:

     The Board of Directors unanimously adopted a resolution declaring it advisable to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock. The amendment increases the number of authorized shares of Common Stock from 40,000,000 to 800,000,000 shares and the number of authorized shares of Preferred Stock from 5,000,000 to 14,000,000 shares. There are currently 39,827,227 shares of Common Stock and no shares of Preferred Stock outstanding. The Certificate of Incorporation authorizes the Board of Directors to adopt by resolution, without further stockholder action, the terms, designations and preferences of the Preferred Stock.


     In connection with its efforts to convert certain outstanding indebtedness to equity, the Company has received commitments from the holders of its 12% Senior Subordinated Secured Notes and Senior Priority Convertible Notes and the holders of 96% of its 10% Subordinated Notes to exchange such promissory notes for Common Stock of the Company. The conversion of the outstanding principal amount of these promissory notes into shares of Common Stock is contingent on the Company effecting the increase in the authorized number of shares of Common Stock.

     Following October 15, 2001, the Company agreed to issue 4,500,000 shares of Common Stock to three investors in a May 1999 private placement in lieu of registering their shares of Common Stock and shares of Common Stock underlying certain Warrants. In November 2001, the Company agreed to issue warrants to purchase an aggregate of 30,000,000 shares of Common Stock at an exercise price of $0.07 per share to the shareholders of Peripheral Equipment Corporation in connection with the acquisition of Peripheral Equipment Corporation. In November 2001, the Company issued 1,875,000 shares to a single investor. In December 2001, the Company agreed to issue warrants to three investors to purchase an aggregate of 5,500,000 shares of Common Stock at an exercise price of $.06 per share, which warrant shall be exercisable through December 2011.

     On February 28, 2002, the Company awarded options to purchase shares of common stock to four directors, Messrs. Bertram, Galloway, Herman and Friedenberg. The options are exercisable following the effectiveness of the Company's one-for-20 reverse stock split for a period of 5 years at an exercise price equal to 50% of the average closing bid price per share of common stock for the first 30 trading days after the effectiveness of the reverse split. Messrs. Bertram and Galloway will each receive options for 2,041,365 shares of common stock on a post split basis as management incentive options. Messrs. Herman and Friedenberg will receive options for 765,512 and 255,171 shares respectively on a post split basis in consideration for their work in the restructuring of the Company's capital structure in 2001 and 2002.

     Following the effectiveness of the increase in the number of authorized shares of Common Stock and the one for 20 reverse stock split; the Company will have 14,752,065 shares of Common Stock issued and outstanding. Such amount assumes the conversion of the 12% Senior Subordinated Secured Notes into an aggregate of 3,200,000 shares of Common Stock, the conversion of the 10% Subordinated Notes into 5,019,434 shares of Common Stock and the Senior Priority Convertible Promissory Notes into an aggregate of 4,000,000 shares of Common Stock and warrants to purchase an aggregate of 4,000,000 shares of Common Stock. The Company will also have issued options and warrants to purchase an additional 18,048,788 shares of Common Stock.

     While the Board of Directors has not made any other specific arrangements which contemplate the issuance of additional shares of Common Stock or Preferred Stock, the Board deems it advisable to authorize for issuance a sufficient number of shares of Common Stock and Preferred Stock for proper corporate purposes and to enable the Company to take advantage of favorable opportunities which may arise in the future, including the raising of additional capital. At such time as the Company determines to issue additional shares of Common Stock or Preferred Stock, the purpose of such issuance and the nature of any consideration that may be received therefor will be determined without further authorization or action by stockholders. The issuance of any additional shares of Common Stock or Preferred Stock may result in a dilution of the voting power of holders of outstanding shares of Common Stock and their equity interest in the Company. Holders of Common Stock do not have pre-emptive rights.

     The increase in the number of shares of the Company's authorized Common Stock and Preferred Stock was effected by the approval and adoption by the Company's stockholders of the following resolution amending the Company's Certificate of Incorporation.

     RESOLVED, that the Company's Certificate of Incorporation be amended by deleting the first paragraph of Article IV of the Certificate of Incorporation of the Company in its entirety and substituting in lieu thereof the following:

     FOURTH: The total number of shares of capital stock which the corporation shall have the authority to issue is 840,000,000 of which 40,000,000 shall be Preferred Stock, par value $0.01 per share, and 800,000,000 shall be Common Stock, par value $0.01 per share."

     2.Reverse Stock Split. Effective October 15, 2001, stockholders owning a majority of the Company's Common Stock approved, adopted and ratified the Amendment to the Certificate of Incorporation as set forth and described below. Of the 34,572,227 shares issued and outstanding on that date, stockholders owning 18,377,225 shares, or 53% of the outstanding Common Stock, voted to approve the Amendment to the Certificate of Incorporation. This approval was effective December 12, 2001. The Amendment to the Certificate of Incorporation to effect the reverse stock split is described as follows:

     The Board of Directors unanimously adopted a resolution declaring it advisable to amend the Certificate of Incorporation of the Company to effect a stock combination (reverse stock split) pursuant to which every twenty (20) shares of outstanding Common Stock would be reclassified into one (1) share of Common Stock.

     Pursuant to the reverse split, each twenty (20) of the Company's outstanding shares of Common Stock owned by a stockholder (referred to as "Old Shares") will be reclassified into one (1) share of Common Stock (referred to as "New Shares"). The number of Old Shares for which each New Share is to be exchanged is referred to as the "exchange number." The reverse split will be effected simultaneously for all Common Stock and the exchange number will be the same for all Common Stock. Upon effectiveness of the reverse split, each option for Common Stock will entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse split divided by the exchange number at the exercise price in effect immediately prior to the reverse split multiplied by the exchange number.

     The principal purpose of the reverse split proposal is to increase the market price of the Company's Common Stock. However, the effect of the reverse split upon the market price for the Company's Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per New Share of Common Stock after the reverse split will rise in proportion to the reduction in the number of Old Shares of Common Stock outstanding resulting from the reverse split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ, or otherwise meet the requirements of NASDAQ for inclusion for trading on NASDAQ Small Cap Market, including the minimum public float requirement. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

                       SUMMARY OF THE REVERSE SPLIT

     The following discussion sets forth questions that a stockholder may have with respect to the reverse split.

What effect will the reverse split have on a stockholder?

     Each stockholder will receive one (1) New Share for each twenty (20) Old Shares that he owns. No fractional shares will be issuable.

         Is a stockholder entitled to dissent from the reverse split?

     No. Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's charter to effect the reverse split and the Company will not independently provide stockholders with any such right.

         What are the federal income tax consequences of the reverse split?

     The Company expects that its stockholders generally will not recognize tax gain or loss as a result of the reverse split. However, the tax consequences to each stockholder will depend on his particular situation.

         What vote was required to approve the reverse split?

     The affirmative vote of a majority of all Old Shares outstanding on the record date was required to approve the amendment of the Certificate of Incorporation to effect the reverse split.

     The reverse split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of the Company's stockholders owning a fractional share. The Company will not issue fractional shares on account of the reverse split, and any fraction of ..50 or greater shall entitle the holder to one share of Common Stock and any fraction of less than .50 shall be deemed cancelled.

     The principal effect of the reverse split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced and (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-twentieth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to twenty times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split.

     The reverse split will not affect the par value of the Company's Common Stock. As a result, on the effective date of the reverse split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to 1/20th of its present amount, and the additional paid-in capital account shall be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

     The reverse split will not change the proportionate equity interests of stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the treatment of fractional shares as described above. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     Upon effectiveness of the reverse split, the number of authorized shares of Common Stock that are not issued or outstanding or reserved for issuance will increase. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse split proposal is not being proposed in response to any effort of which we are aware to accumulate the Company's shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

         Certain effects of the reverse split

     Stockholders should recognize that upon completion of the reverse split they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by twenty). While the Company expects that the reverse split will result in an increase in the market price of the Company's Common Stock, there can be no assurance that the reverse split will increase the market price of the Company's Common Stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including the Company's performance and prospects). Also, should the market price of the Company's Common Stock decline, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of the Company's Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (fewer than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

     The Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the Certificate of Amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

         Fractional shares

     The Company will not issue fractional certificates for New Shares in connection with the reverse split. Any fraction of a share of less than .50 will be deemed canceled and any fraction of .50 or greater will be treated as one share issuable to a holder.



III.PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 7, 2002, the number and percentage of shares of the Company's Common Stock owned beneficially, by class and on a combined basis, by (i) each current director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by us to own beneficially more than 5% of our Common Stock. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers with respect to the shares.


         Name and Address of                         Number of Shares  Percentage of Shares
         Beneficial Owner                            Beneficially Owned       Beneficially Owned

         Bruce Galloway (1)(2)                        15,040,740                37.8
         QuilCap Corp. (3)                             5,500,000                12.3
         James Youngblood(4)                           5,095,381                11.3
         Headwaters Capital, LLC(5)                    5,000,000                11.2
         Daniel Bertram (1)(6)                         3,179,000                 7.5
         Douglas Friedenberg (1)(7)                       90,752                 --
         Gary Herman (1) (8)                                  0                  0
         Thomas Leonardis (1)                                 0                  0
         Phillip Lambert(1)                                   0                  0

         All Executive Officers &
         Directors as a Group (8)                    23,680,374                  49%




         Notes:

     (1) The addresses of each of these persons is c/o Datametrics Corporation, 1717 Diplomacy Row, Orlando, Florida 32809.

     (2) Includes 276,719 shares of Common Stock over an account which Mr. Galloway has indirect beneficial ownership, and 221,119 shares of which are to be issued to Mr. Galloway in exchange for $201,018 in principal amount of indebtedness owing to Mr. Galloway under a certain 12% Subordinated Convertible Secured Note (the "12% Notes") issued to Mr. Galloway. Includes 5,000 shares owned by Mr. Galloway's wife, Sara Herbert Galloway and 20,000 shares over an account which Mr. Galloway's wife had indirect beneficial ownership. Includes 39,021 shares to be issued to Mr. Galloway in exchange for $35,474 in principal amount of indebtedness owing to Mr. Galloway under the 12% Notes. Includes 14,000,000 shares of Common Stock owned by DMTR, LLC, of which Mr. Galloway is managing member. Does not include a Warrant issued to DMTR to purchase 7,000,000 shares of Common Stock at $1.00 per share after giving effect to the proposed stock split and options issued to Mr. Galloway for 2,041,365 shares of common stock on a post split basis at an exercise price equal to 50% of the average closing bid price per share of common stock for the first 30 trading days after the effectiveness of the reverse split.


     (3)Includes warrants to purchase 5,500,000 shares of common stock at an exercise price of $.06 per share.

     (4)Includes warrants to purchase 5,095,381 shares of common stock at an exercise price of $.07 per shares issued to a family trust of which Mr. Youngblood is a trustee in connection with the acquisition of Peripheral Equipment Corporation in November 2001.

     (5)The address of Headwaters Capital, LLC is 220 Montgomery Street, Suite 500, San Francisco, California 94965.

     (6)Includes 3,000,000 shares of Common Stock underlying certain options exercisable at a price of $.05 per share. These options to purchase up to 3,000,000 shares of Common Stock were issued to Mr. Bertram as part of his compensation for serving as CEO of the Company. Does not include options to purchase 2,041,365 shares of common stock on a post split basis at an exercise price equal to 50% of the average closing bid price per share of common stock for the first 30 trading days after the effectiveness of the reverse split.

     (7)Does not include options for 255,171 shares of common stock on a post-split basis at an exercise price equal to 50% of the average closing bid price per share of common stock for the first 30 trading days after the effectiveness of the reverse split.

     (8)Does not include options for 765,512 shares of common stock on a post-split basis at an exercise price equal to 50% of the average closing bid price per share of common stock for the first 30 trading days after the effectiveness of the reverse split.

     The Company knows of no arrangement that may result in a change in control of the Company.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       /s/ Bruce Galloway
                                       Bruce Galloway, Chairman

New York, New York
March _, 2002